Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Georgia Gulf Corporation 2011 Equity and Performance Plan of our reports dated February 28, 2013, with respect to the consolidated financial statements and schedule of Axiall Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Axiall Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 23, 2013